Exhibit 99.1

AMRI Announces Fourth Quarter 2012 Adjusted EPS of $0.17
Provides Guidance for Full Year 2013 Adjusted EPS of $0.43 at Mid-Point

Albany, NY (February 12, 2013) – AMRI (NASDAQ: AMRI) today reported financial and operating results for the fourth quarter and full year ended December 31, 2012.

Fourth Quarter:

•	Adjusted earnings per share of $0.17, an increase of $0.36 from the prior-year period
•	Contract revenue of $59.1 million, up 50% from the prior-year period with sequential revenue improvement in Discovery and Large Scale Manufacturing services
•	Contract margin improved to 18% from (2%) in the prior-year period

Full Year:

•	Adjusted earnings per share of $0.25, exceeding the top end of previously communicated guidance of $0.20 and a $0.67 improvement from 2011
•	Contract revenue of $189.9 million, up 12% from the prior year and above the top end of previously communicated guidance of 10% growth
•	Contract margin improved from 1% in 2011 to 12% for the full year 2012
•	Cash from operations of $15.3 million, with an increase in unrestricted cash and equivalents in the second half of 2012 of $9.9 million compared with the top end of previously communicated second half 2012 guidance of $6 million

Financial Guidance 2013:

•	Contract revenue growth between 8% and 12%
•	Continued improvement in contract margin to between 14% and 16%
•	Adjusted earnings per share range of $0.34 to $0.52

Adjusted EPS is a non-GAAP measure that excludes certain items detailed later in this press release under the heading “Non-GAAP Adjustment Items.”

Fourth Quarter 2012 Results

Total revenue for the fourth quarter of 2012 was $67.2 million, an increase of 44% compared to total revenue of $46.6 million reported in the fourth quarter of 2011.

Total contract revenue for the fourth quarter of 2012 was $59.1 million, an increase of 50% compared to total contract revenue of $39.4 million reported in the fourth quarter of 2011. Total contract revenue encompasses revenue from AMRI’s Discovery Services, Development and Small Scale Manufacturing, and Large Scale Manufacturing business components.

•	Discovery Services contract revenue for the fourth quarter was $10.6 million, an increase of 12% from $9.5 million in 2011.
•	Development/Small Scale Manufacturing contract revenue for the fourth quarter was $10.4 million, an increase of 41% from $7.3 million in 2011.
•	Large Scale Manufacturing contract revenue for the fourth quarter was $38.1 million, an increase of 69% from $22.6 million in 2011.

Royalty revenue in the fourth quarter of 2012 was $8.1 million, an increase of 13% from $7.2 million in the fourth quarter of 2011. Royalty revenue for the fourth quarter of 2012 includes royalties from the Allegra products as well as $1.4 million earned by the company on net sales of a generic product for which the company also manufactures the active pharmaceutical ingredient at its Rensselaer, N.Y. facility.

Net income under U.S. GAAP was $1.9 million, or $0.07 per basic and diluted share, in the fourth quarter of 2012, compared to a U.S. GAAP net loss of $(24.4) million, or $(0.81) per basic and diluted share for the fourth quarter of 2011. During the fourth quarter of 2012, net income under U.S. GAAP includes the impact of non-cash long-lived asset impairment charges of $2.8 million, net of tax, or $0.09 per diluted share, and restructuring charges of approximately $0.6 million, net of tax, or $0.02 per diluted share, primarily related to the company’s previously announced decision to close its Bothell, WA facility. Net income on an adjusted basis was $5.1 million or $0.17 per basic and diluted share.

Full Year 2012 Results

Total revenue for the full year was $226.7 million, an increase of $19.1 million or 9% compared to $207.6 million in 2011.

Total contract revenue for the full year was $189.9 million, an increase of $20.3 million or 12% from 2011.

•	Contract revenue for Discovery Services for the full year was $37.8 million, essentially flat with 2011.
•	Contract revenue for Development/Small Scale Manufacturing for the full year was $35.7 million, essentially flat with 2011.
•	Contract revenue for Large Scale Manufacturing for the full year was $116.4 million, an increase of 22% compared to $95.6 million in the prior year 2011.

Royalty revenue for the full year 2012 was $36.0 million, an increase of 3% from $35.0 million in 2011. Royalty revenue for the full year 2012 includes $4.7 million earned by the company on net sales of a generic product for which the company also manufactures the active pharmaceutical ingredient at its Rensselaer, N.Y. facility.

Total revenue for the full year 2012 and 2011 includes milestone revenue of $0.8 million and $3.0 million, respectively, primarily related to the company’s 2005 licensing agreement with Bristol-Myers Squibb (BMS).

Net loss under U.S. GAAP was $(3.8) million or $(0.12) per basic and diluted share, compared to a net loss of $(32.3) million or $(1.08) per basic and diluted share in 2011. For 2012, net loss under U.S. GAAP includes the impact of non-cash long-lived asset impairment charges of $6.7 million, net of tax, or $0.22 per diluted share, and restructuring charges of approximately $4.2 million, net of tax, or $0.14 per diluted share, related to the company’s realignment of its global Discovery Services platform. Net income on an adjusted basis for the year ended December 31, 2012 was $7.5 million or $0.25 per basic and diluted share.

For a reconciliation of net income (loss) and income (loss) per diluted share as reported to adjusted net income (loss) and adjusted income (loss) per diluted share for the 2012 and 2011 reporting periods, please see Table 1 at the end of this press release.

AMRI Chairman, President and CEO Thomas E. D’Ambra said, “We are pleased to report fourth quarter and full year results for 2012, which reflect operating improvements largely driven by the record performance in our Large Scale Manufacturing business. In addition, a number of actions taken in prior periods are demonstrating a positive impact on our bottom line. Our overall performance for fiscal year 2012 demonstrates the consistent and positive direction our company is moving as we continue to position and integrate our global facilities and high quality services. Although discovery and early development demand continues to be soft relative to prior periods, we have also delivered progress and entered into new relationships that hold promise for future growth. We are building key long-term relationships with customers that will benefit us in 2013 and beyond. Led by the AMRI SMARTSOURCING™ strategy implemented in the first quarter of 2012, AMRI is well positioned to maintain positive momentum into 2013 and, most importantly, support and help our customers discover, develop and bring to market the exciting drugs of today and tomorrow.”

“As we enter 2013 and look beyond as well, we are optimistic about our ability to lead the industry to new business models and relationships, and we are encouraged by the decisions we made throughout 2012 to set us on the right path to continued profitability,” added Dr. D’Ambra.

Liquidity and Capital Resources

At December 31, 2012, AMRI had cash, cash equivalents, and restricted cash of $28.5 million, compared to $20.2 million at December 31, 2011. These amounts in 2012 include $5.2 million of restricted cash, $5.0 million of which was pledged to collateralize the company’s term loan and line of credit.

Total debt at December 31, 2012 was $8.0 million compared to $5.8 million at December 31, 2011. Cash, cash equivalents, and restricted cash, net of debt, was $20.5 million at December 31, 2012, compared to $14.4 million at December 31, 2011. The increase since 2011 was primarily due to cash provided by operations of $15.3 million and debt proceeds net of principal payments of $2.2 million, partially offset by capital expenditures of $9.9 million. Total common shares outstanding, net of treasury shares, were 30,914,890 at December 31, 2012.

2013 Financial Guidance

AMRI Chief Financial Officer and Treasurer Michael Nolan provided guidance for the first quarter and full year 2013. “In the first quarter, we expect contract revenue to range from $40.5 million to $43.5 million with contract margin to approximate 12% at the mid-point, and adjusted earnings per share of between $0.08 and $0.12. For the full year 2013, we expect contract revenue to range from $205 million to $213 million, an increase of up to 12% versus 2012, with contract margin to approximate 15% at the mid-point and adjusted earnings per share of between $0.34 and $0.52.”

Mr. Nolan added, “As evidenced by today’s financial update, AMRI continues to benefit from the continued focus on key priorities, including improving operating margins excluding royalties and milestones, leveraging our global assets through our integrated and flexible business models, and our strategic relationships with customers.”

2012 Full Year Highlights

During 2012, AMRI had many noteworthy accomplishments including the following:

Sales Agreements

•	Announced the extension of a commercial supply relationship with GE Healthcare for Aminobisamide Hydrochloride (ABA). Under the terms of the agreement, which positions AMRI as a strategic supplier to GE Healthcare, AMRI continues to be the primary supplier of ABA, an intermediate material used in diagnostic imaging agents.
•	Announced a multi-year supply agreement with Shire US Manufacturing Inc., which extends a previously existing agreement between the two companies.
•	Entered into a new strategic agreement with Knopp Biosciences LLC to provide various discovery-related services that include medicinal chemistry, DMPK and computer-aided drug discovery (CADD).
•	Selected by Biota Holdings Limited to further develop and manufacture the influenza antiviral CS8958 (laninamivir), a second-generation, long-acting neuraminidase inhibitor.

Business Activities

•	Announced the addition of a new royalty stream in the third quarter based on a longstanding contract with Actavis Inc. for the production of amphetamine salts, with the royalty stream expected to continue until November 2017.

•	Announced further actions to expand and better integrate in vitro biology services with the total drug discovery service platform. As a result of shifting market preferences related to integrated drug discovery activities, AMRI is further optimizing its location footprint by closing its Bothell, WA site and co-locating key biology capabilities with our chemistry in Singapore.
•	The company announced the completion of the relocation of custom library synthesis resources and capabilities to the Hyderabad Research Centre from the company’s closed Budapest, Hungary operations.
•	Launched AMRI SMARTSOURCING™ branding campaign and corporate strategy; an evolution of AMRI’s business model that utilizes the full range of services, global facilities and industry-leading expertise with the goal of delivering strategic sourcing options and more successful outcomes for our customers.
•	Announced that the Medicines and Healthcare Regulatory Agency (MHRA) of the UK government issued a Good Manufacturing Practice (GMP) certificate for AMRI’s manufacturing facility in Holywell, Wales, UK, following an inspection in October 2011.

Key Leadership Changes

•	Appointed Michael Nolan, to Vice President, Chief Financial Officer and Treasurer.
•	Promoted Steven R. Hagen, Ph.D., to Senior Vice President of Pharmaceutical Development and Manufacturing.
•	Promoted Richard A. Saffee to Vice President and General Manager of Large Scale Manufacturing.
•	Combined the North American Discovery and Development teams into one functional sales organization, under the leadership of Christopher Conway, who was promoted to Vice President, Business Development, North America.
•	Promoted Louis Garguilo to Vice President, Business Development, who assumed responsibility for AMRI’s marketing communications activities in addition to his responsibility for AMRI’s business development activity in the Japan/Asia Pacific markets.

Fourth Quarter Conference Call

The company will hold a conference call at 10:00 a.m. ET on Tuesday, February 12, 2013 to discuss its quarterly results, business highlights and prospects. During the conference call, the company may discuss information not previously disclosed to the public. The conference call can be accessed by dialing 888-438-5535 (domestic calls) or 719-325-2455 (international calls) at 9:50 a.m. ET and entering passcode 2539488. The webcast will be available live via the Internet and can be accessed on the company's website at www.amriglobal.com. Replays of the webcast can also be accessed for up to 90 days after the call via the investor area of the company's website at www.amriglobal.com/investor_relations/.

About AMRI

Albany Molecular Research, Inc. (AMRI) is a global contract research and manufacturing organization offering customers fully integrated drug discovery, development, and manufacturing services. For over 21 years AMRI has demonstrated its adaptability as the pharmaceutical and biotechnology industries have undergone tremendous change in response to multiple challenges. This experience, a track record of success and locations in the United States, Europe and Asia now provides our customers with SMARTSOURCING™, a full range of value-added opportunities providing customers informed decision-making, enhanced efficiency and more successful outcomes at all stages of the pipeline. AMRI has also successfully partnered R&D programs and is actively seeking to out-license its remaining programs for further development.

Forward-looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These statements include, but are not limited to, statements regarding the company's estimates of revenue, margins and earnings per share for the first quarter and full year 2013, statements made by the company's chief executive officer and chief financial officer, including statements under the caption “2013 Financial Guidance,” statements regarding multi-year deals, statements regarding the partnering or out-licensing of the company’s proprietary compounds, statements regarding the strength of the company’s business and prospects, statements regarding the actions taken to reduce cost and improve operating performance, and statements concerning the company’s momentum and long-term growth, including expected results for 2013. Readers should not place undue reliance on our forward-looking statements. The company’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which the company may not be able to predict and may not be within the company’s control. Factors that could cause such differences include, but are not limited to, the company’s ability to attract and retain experienced scientists; trends in pharmaceutical and biotechnology companies’ outsourcing of chemical research and development, including softness in these markets; sales of Allegra® and the impact of the “at-risk” launch of generic Allegra® and the OTC conversion of Allegra® on the company’s receipt of significant royalties under the Allegra® license agreement; the success of the sales of other products for which the Company receives royalties; the over-the-counter sale of Claritin, and competitive alternatives, including generic products for the treatment of allergies and the risk of new product introductions for the treatment of allergies including generic forms of Allegra®; the risk that the company will not be able to replicate either in the short or long term the revenue stream that has been derived from the royalties payable under the Allegra® license agreements; the success of the company’s collaborations with customers including the collaboration with Bristol-Myers Squibb Company related to biogenic amine reuptake inhibitors; the risk that clients may terminate or reduce demand under any strategic or multi-year deal; the company’s ability to enforce its intellectual property and technology rights; the company’s ability to obtain financing sufficient to meet its business needs and to meet the covenants set forth in its agreements or to negotiate a waiver or amendment with its lenders; the company’s ability to successfully partner or out-license novel compounds and lead candidates in its collaborative arrangements; the company’s ability to successfully comply with heightened FDA scrutiny on aseptic fill/finish operations; the company’s ability to integrate the acquisitions closed during 2010 and make such acquisitions accretive to the company’s business model, the company’s ability to take advantage of proprietary technology and expand the scientific tools available to it, the ability of the company’s strategic investments and acquisitions to perform as expected, as well as those risks discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 as filed with the Securities and Exchange Commission on March 15, 2012, and the company's other SEC filings. Revenue, adjusted EPS and other financial guidance offered by senior management today represent a point-in-time estimate and are based on information as of the date of this press release. Senior management has made numerous assumptions in providing this guidance which, while believed to be reasonable, may not prove to be accurate. Numerous factors, including those noted above, may cause actual results to differ materially from the guidance provided. The company expressly disclaims any current intention or obligation to update the guidance provided or any other forward-looking statement in this press release to reflect future events or changes in facts assumed for purposes of providing this guidance or otherwise affecting the forward-looking statements contained in this press release.

Non-GAAP Adjustment Items

To supplement our financial results prepared in accordance with U.S. GAAP, we have presented non-GAAP measures of income (loss) from operations, net income (loss) and income (loss) per diluted share, as adjusted to exclude certain goodwill and long-lived asset impairment charges, restructuring charges, executive transition costs, purchase accounting adjustments, FDA remediation costs, arbitration charges, real property tax adjustments and deferred financing write-offs in the 2011 and 2012 periods. Projected 2013 adjusted EPS will exclude the expense associated with expected 2013 restructuring and asset impairment charges related to our previously announced exits from our Hungary and Bothell, WA sites. Exclusion of the restructuring and asset impairment expenses allows comparisons of operating results that are consistent over time. We believe presentation of these non-GAAP measures enhances an overall understanding of our historical financial performance because we believe they are an indication of the performance of our base business. Management uses these non-GAAP measures as a basis for evaluating our financial performance as well as for budgeting and forecasting of future periods. For these reasons, we believe they can be useful to investors. The presentation of this additional information should not be considered in isolation or as a substitute for income (loss) from operations, net income (loss) or income (loss) per diluted share prepared in accordance with U.S. GAAP. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures are set forth in Table 1. Our projected 2013 adjusted EPS, however, is only provided on an adjusted basis. It is not feasible to provide GAAP EPS guidance because the items excluded are difficult to predict and estimate and are primarily dependent on future events.

Contacts

Investors – Michael Nolan, AMRI Chief Financial Officer, 518-512-2261
Media – Gina Monari, AMRI Communications, 518-512-2512

Albany Molecular Research, Inc.

Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Year Ended
(Dollars in thousands, except for per share data)	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011

Contract revenue	$59,131	$39,412	$189,858	$169,611
Recurring royalties	8,081	7,180	35,988	35,034
Milestone revenue	─	─	840	3,000
Total revenue	67,212	46,592	226,686	207,645

Cost of contract revenue	48,483	40,354	168,064	168,470
Technology incentive award	670	718	3,143	3,557
Research and development	106	1,817	906	7,939
Selling, general and administrative	10,443	9,368	40,904	41,071
Restructuring charges	889	320	4,632	1,271
Impairment charges	4,367	21,342	8,334	21,342
Arbitration charge	─	─	─	127
Total operating expenses	64,958	73,919	225,983	243,777

Income (loss) from operations	2,254	(27,327)	703	(36,132)

Interest expense, net	(90)	(256)	(454)	(583)
Other income (expense), net	971	(57)	(130)	77

Income (loss) before income taxes	3,135	(27,640)	119	(36,638)

Income tax expense (benefit)	1,219	(3,231)	3,896	(4,342)

Net income (loss)	$1,916	$(24,409)	$(3,777)	$(32,296)

Basic and diluted income (loss) per share	$0.07	$(0.81)	$(0.12)	$(1.08)

Albany Molecular Research, Inc.

Selected Consolidated Balance Sheet Data

(unaudited)

	December 31, 2012	December 31, 2011
(Dollars in thousands, except for per share data)

Cash and cash equivalents	$23,293	$20,198
Restricted cash	702	-
Accounts receivable, net	42,496	30,437
Royalty income receivable	8,180	6,819
Inventory	28,216	26,004
Total current assets	113,424	100,560
Restricted cash	4,524	-
Property and equipment, net	135,519	149,796
Total assets	262,862	263,067

Total current liabilities	35,986	37,976
Long-term debt, excluding current installments	7,227	3,003
Total liabilities	56,721	56,633
Total stockholders’ equity	206,141	206,434
Total liabilities and stockholders’ equity	262,862	263,067

Table 1: Reconciliation of fourth quarter and full year 2012 and 2011 reported income (loss) from operations, net income (loss) and earnings (loss) per diluted share to adjusted income (loss) from operations, adjusted net income (loss) and adjusted earnings (loss) per share:

	Fourth Quarter 2012	Fourth Quarter 2011	YTD December 31, 2012	YTD December 31, 2011
Income (loss) from operations, as reported	$2,254	$(27,327)	$703	$(36,132)
Impairment charges	4,367	21,342	8,275	21,342
Restructuring charges	889	320	4,632	1,271
Executive transition costs	396	-	1,397	-
FDA remediation costs	23	17	23	632
Arbitration charges	-	-	-	127
Real property tax credit adjustment	-	-	-	375
Income (loss) from operations, as adjusted	7,929	$(5,648)	$15,030	$(12,385)

Net income (loss), as reported	$1,916	$(24,409)	$(3,777)	$(32,296)
Adjustments, net of tax where applicable:
Impairment charges	2,839	18,466	6,709	18,466
Restructuring charges	609	208	4,166	835
Executive transition costs	257	-	908	-
FDA remediation costs	(166)	(73)	(182)	327
Arbitration charges	-	-	-	83
Real property tax credit adjustment	-	-	-	245
Settlement of acquisition related contingency	(358)	-	(460)	(190)
Write-off of deferred financing	-	-	120	-
Net income (loss), as adjusted	$5,097	$(5,808)	$7,484	$(12,530)

Income (loss) per diluted share, as reported	$0.07	$(0.81)	$(0.12)	$(1.08)
Adjustments , net of tax:
Impairment charges	0.09	0.61	0.22	0.62
Restructuring charges	0.02	0.01	0.14	0.03
Executive transition costs	0.01		0.03	-
FDA remediation costs	(0.01)	-	(0.01)	0.01
Arbitration charges	-	-	-	-
Real property tax credit adjustment	-	-	-	0.01
Settlement of acquisition related contingency	(0.01)	-	(0.01)	(0.01)
Write-off of deferred financing	-	-	-	-
Net income (loss) per diluted share, as adjusted	$0.17	$(0.19)	$0.25	$(0.42)